                        TOWER PROPERTIES COMPANY

                           ANNUAL REPORT 1995

TOWER PROPERTIES COMPANY
911 Main Street, Suite 102
Kansas City, Missouri  64105

Transfer Agent:
UMB Bank, n.a.
928 Grand Avenue, Post Office Box 419226
Kansas City, Missouri  64141-6226

Description of the Company's Business
-------------------------------------

The Company and its subsidiary organizations are primarily engaged in the business of owning, developing, leasing and managing real property. All real estate assets are located in Johnson County, Kansas, and Clay and Jackson County, Missouri. Substantially all the improved real estate owned by the Company and its subsidiaries consists of office buildings, apartment complexes, a warehouse/office facility, automobile parking garages and land held for future sale or development. The Company has not pursued a policy of acquiring real estate on a speculative basis for future sale, although some real estate owned by the Company or a subsidiary may be sold at some future time.

Stock Market Data
-----------------

The Company's stock is traded on the "over the counter" market. Following is a schedule of the bid and asked prices in each quarter of 1995 and 1994:

                                1995                      1994
                           --------------            --------------
         Quarter           Bid      Asked            Bid      Asked
         -------           ---      -----            ---      -----
         First             $65       $ -             $65       $ -
         Second             65         -              65         -
         Third              65         -              65         -
         Fourth             75         -              65         -

The Company will furnish to any person who was a stockholder on February 22, 1996, a copy of the annual report, on Form 10-K, including the financial statement schedules required to be filed with the Securities and Exchange Commission, upon such person's written request for the same, which request must contain a good faith representation that, as of February 22, 1996, such person was a beneficial owner of securities entitled to vote at such meeting. The request should be directed to Mr. Chester A. Wittwer, Jr., Vice President, Tower Properties Company, 911 Main Street, Suite 102, Kansas City, Missouri 64105.

DEAR STOCKHOLDER:

A solid rental market combined with close attention to overhead meant an excellent year for Tower Properties. The real estate market continued to improve in 1995, as the cost of borrowing remained reasonable and new opportunities for investment appeared.

We are completing the construction of an additional sixty-eight apartments at Hillsborough and are contemplating the construction of an additional one hundred new apartments at New Mark. This year we acquired a 93,900 square foot office warehouse and a 101,200 square foot office building in Johnson County, Kansas. Both are 100% leased under triple net leases.

Our proposal for a tax incremental financed district, covering eight blocks in downtown Kansas City, was approved by the City Council and so now is ready for development. The first stage of this development will involve the demolition of two abandoned buildings and the construction of a garage adjoining the Commerce Tower. Downtown rentals remain extremely competitive and parking is the most important consideration for all levels of employees. Tower provides the best parking service in downtown Kansas City for its tenants and will continue to do so.

1996 should be a busy and challenging year.

Sincerely,


/s/ James Kemper

James M. Kemper, Jr.
Chairman and President

                       TOWER PROPERTIES COMPANY - CONSOLIDATED BALANCE SHEETS
                                     DECEMBER 31, 1995 AND 1994

                 ASSETS                                        1995                          1994
                                                         ----------------              ----------------
Cash                                                       $      5,577                  $     23,225
Short Term Investments                                           60,000                        60,000
Related Party Investment, At Market (Note 8)                  2,359,413                     1,586,169
Accounts Receivable                                             988,565                       689,231
Notes Receivable                                                 69,678                       169,606
Tenant Leasehold Improvements, Net                            4,555,924                     3,324,724
Construction in Progress                                      3,016,024                       388,262
Prepaid Expenses and Other Assets                               346,478                       338,579
Rental Income Property, At Cost
  (Notes 2, 3, 5 and 7)                                      62,521,254                    53,017,440
Less:  Accumulated Depreciation                             (21,492,176)                  (20,432,648)
                                                         ----------------              ----------------
      Net Rental Income Property                             41,029,078                    32,584,792
Real Estate Held for Sale (Note 2)                            1,147,859                     1,184,918
Equipment and Furniture, at Cost (Note 2)                     6,572,718                     5,300,354
Less:  Accumulated Depreciation                              (3,647,253)                   (3,151,916)
                                                         ----------------              ----------------
      Net Equipment and Furniture                             2,925,465                     2,148,438
                                                         ----------------              ----------------
Total Assets                                               $ 56,504,061                  $ 42,497,944
                                                         ================              ================

     LIABILITIES AND STOCKHOLDERS'
              INVESTMENT
Liabilities:
  Accounts Payable and Other Liabilities                   $    919,297                  $    957,222
  Related Party Line of Credit (Note 8)                      13,856,859                     3,743,080
  Income Taxes Payable                                          436,086                         --
  Deferred Income Taxes (Note 6)                              1,230,788                     1,145,131
  Mortgage Notes Payable (Note 5)                            19,300,872                    17,820,480
                                                         ----------------              ----------------
Total Liabilities                                            35,743,902                    23,665,913
Minority Interest                                               124,900                       213,989
Commitments and Contingencies (Note 9)
Preferred Stock, No Par Value
  Authorized 60,000 Shares, None Issued                           --                            --

Stockholders' Investment:
  Common Stock, Par Value $1.00
    Authorized 1,000,000 Shares, Issued
       178,430 Shares                                           178,430                       178,430
  Paid-In Capital                                            17,355,872                    17,355,872
  Retained Earnings                                           2,613,712                     1,103,532
  Unrealized Holding Gain for Securities (Note 8)               972,319                       469,732
                                                         ----------------              ----------------
                                                             21,120,333                    19,107,566
  Less Treasury Stock, At Cost                                 (485,074)                     (489,524)
                                                         ----------------              ----------------
    Total Stockholders' Investment                           20,635,259                    18,618,042
                                                         ----------------              ----------------
Total Liabilities and Stockholders' Investment             $ 56,504,061                  $ 42,497,944
                                                         ================              ================


The accompanying notes are an integral part of these consolidated balance sheets.

                                     TOWER PROPERTIES COMPANY
                                 CONSOLIDATED STATEMENTS OF INCOME
                        FOR THE YEARS ENDED DECEMBER 31, 1995, 1994 AND 1993

                                                               1995            1994            1993
                                                         ---------------  --------------  --------------
REVENUES: (Notes 2 and 8)
  Rent                                                     $11,798,377      $9,913,907      $8,541,793
  Rent, Related Party                                          569,783         551,548         321,550
  Management and Service Fees                                  166,139         250,736         284,811
  Management and Services Fees, Related Party                  329,062         356,983         326,029
  Real Estate Sales                                             91,800         294,800          53,000
  Interest and Other Income                                     95,667         225,055         237,778
  Other Income, Related Party                                  102,054         104,089         105,693
                                                         ---------------  --------------  --------------
Total Revenues                                              13,152,882      11,697,118       9,870,654
                                                         ---------------  --------------  --------------

COSTS & EXPENSES:
  Salaries and Employee Benefits (Note 4)                    1,576,932       1,959,427       2,041,505
  Depreciation (Note 2)                                      1,593,638       1,493,831       1,330,463
  Maintenance and Repairs (Note 2)                           2,193,407       1,968,331       1,890,936
  Cost of Real Estate Sold (Note 2)                             52,756         114,842          53,000
  Taxes Other than Income                                    1,065,872         978,819         840,669
  Utilities                                                    842,177       1,036,316         897,796
  Interest                                                   1,518,560       1,121,051         668,530
  Interest, Related Party (Note 8)                             330,900         366,000         340,000
  Amortization of Leasehold Improvements                       911,372         714,131         570,152
  Leasing and Advertising                                       91,396         109,867          87,793
  Professional Fees                                            113,724         241,054         152,460
  Insurance                                                    186,518         200,837         153,504
  Reduction in Real Estate Valuation (Note 2)                    --           (289,757)          --
  Other                                                        310,660         387,924         289,583
                                                         ---------------  --------------  --------------
Total Costs and Expenses                                    10,787,912      10,402,673       9,316,391

Income Before Minority Interest, Provision for Income
  Taxes and Cumulative Effect of Accounting Change           2,364,970       1,294,445         554,263
Minority Interest In Income of Subsidiary                      (26,982)        (28,667)        (16,771)
                                                         ---------------  --------------  --------------

Income Before Provision for Income Taxes and
  Cumulative Effect of Accounting Change                     2,337,988       1,265,778         537,492

PROVISION (BENEFIT) FOR INCOME TAXES (NOTE 6):
  Currently Payable                                          1,012,808         421,682         326,000
  Deferred                                                    (185,000)         32,265        (132,000)
                                                         ---------------  --------------  --------------
                                                               827,808         453,947         194,000
                                                         ---------------  --------------  --------------
Net Income Before Cumulative Effect of Accounting
  Change                                                     1,510,180         811,831         343,492
Cumulative Effect on Prior Years of Change in
  Accounting for Income Taxes (Note 6)                           --              --            152,000
                                                         ---------------  --------------  --------------

NET INCOME                                                  $1,510,180        $811,831        $495,492
                                                         ===============  ==============  ==============

Earnings per Share Before Cumulative Effect of
  Accounting Change                                              $8.84           $4.75           $2.01
Cumulative Effect of Accounting Change (Note 6)                    --              --             0.89
                                                         ---------------  --------------  --------------

Earnings Per Share (Note 2)                                      $8.84           $4.75           $2.90
                                                         ===============  ==============  ==============

Weighted Average Common Shares Outstanding                     170,871         170,849         170,741
                                                         ===============  ==============  ==============

The accompanying notes are an integral part of these consolidated statements.


                     TOWER PROPERTIES COMPANY-CONSOLIDATED STATEMENTS OF CASH FLOWS
                          FOR THE YEARS ENDED DECEMBER 31, 1995, 1994 AND 1993

                                                               1995           1994           1993
                                                         --------------- -------------- --------------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net Income                                              $   1,510,180   $    811,831   $    495,492
  Adjustments to Reconcile Net Income to Net Cash
    Provided by Operating Activities:
      Depreciation                                            1,593,638      1,493,831      1,330,463
      Amortization of Leasehold Improvements                    911,372        714,131        570,152
      Increase (Decrease) in Deferred Taxes                    (185,000)       124,551       (284,000)
      (Increase) Decrease in Accounts Receivable               (299,334)        49,847        771,360
      Decrease in Notes Receivables                              99,928         83,625         71,682
      Increase (Decrease) in Accounts Payable and
         Other Liabilities                                      (37,925)       155,244       (115,629)
      Increase in Prepaid Expenses and
         Other Assets                                            (7,899)      (154,364)      (163,695)
      Increase (Decrease) in Income Taxes Payable               436,086        (30,692)      (334,029)
      Reduction in Real Estate Valuation Reserve                  --          (289,757)         --
      Gain on Real Estate Sales                                 (39,044)      (179,958)         --
                                                         --------------- -------------- --------------
Net Cash Provided by Operating Activities                     3,982,002      2,778,289      2,341,796
                                                         --------------- -------------- --------------

CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchase of Peppertree Apartments                               --             --        (5,800,000)
  Purchase of Barkley Place Office Building                       --        (5,900,000)         --
  Purchase of Warehouse                                      (2,600,000)         --
  Purchase of 6601 College Office Building                   (7,700,000)         --
  (Increase) Decrease in Construction in Progress            (2,627,762)       113,620       (359,275)
  Proceeds from Sale of Land                                     91,800        158,800         53,000
  Additions to Real Estate Held for Sale, Net                   (15,697)       (10,760)       (11,265)
  Additions to Equipment & Furniture                           (432,137)      (279,396)      (211,664)
  Additions to Rental Income Property                           (82,814)       (64,258)      (101,217)
  Additions to Leasehold Improvements                        (2,142,572)      (836,538)      (384,714)
                                                         --------------- -------------- --------------
Net Cash Used in Investing Activities                       (15,509,182)    (6,818,532)    (6,815,135)
                                                         --------------- -------------- --------------

CASH FLOWS FROM FINANCING ACTIVITIES:
  Principal Payments on Mortgages                              (469,608)    (3,092,713)      (304,354)
  Proceeds from Long Term Borrowings                          1,950,000     10,600,000      7,650,000
  Increase (Decrease) in Short Term Borrowings               10,113,779     (3,500,345)    (3,406,575)
  Purchase of Treasury Stock                                    (15,470)       (10,790)        (7,800)
  Treasury Shares Issued to Directors                            19,920         20,020         20,670
  (Decrease) Increase in Minority Interest                      (89,089)        28,667         16,771
                                                         --------------- -------------- --------------
Net Cash Provided by Financing Activities                    11,509,532      4,044,839      3,968,712
                                                         --------------- -------------- --------------

NET (DECREASE) INCREASE IN CASH:                                (17,648)         4,596       (504,627)

CASH, Beginning of Period                                        23,225         18,659        523,286
                                                         --------------- -------------- --------------
CASH, End of Period                                       $       5,577   $     23,255   $     18,659
                                                         =============== ============== ==============


The accompanying notes are an integral part of these consolidated statements.

                                                TOWER PROPERTIES COMPANY
                                   CONSOLIDATED STATEMENTS OF STOCKHOLDERS' INVESTMENT
                                   FOR THE YEARS ENDED DECEMBER 31, 1995, 1994 AND 1993

                                 COMMON STOCK                                      TREASURY STOCK
                            ---------------------                              ----------------------
                                                                   Retained                           Unrealized
                                                     Paid-In       Earnings                             Holding
                             Shares      Amount      Capital       (Deficit)    Shares      Amount       Gain          Total
                            --------  ----------- ------------- -------------- -------- ------------- ------------ -------------
Balance, December 31, 1992   178,430   $ 178,430   $17,355,872   $  (203,791)    7,804   $ (511,624)   $   --       $16,818,887

  Net Income                   --          --            --          495,492     --           --           --           495,492

  Treasury Stock Purchases     --          --            --            --          120       (7,800)       --            (7,800)

  Treasury Stock Issued to
    Directors                  --          --            --            --         (318)      20,670        --            20,670
                            --------  ----------- ------------- -------------- -------- ------------- ------------ -------------

Balance, December 31, 1993   178,430     178,430    17,355,872       291,701     7,606     (498,754)       --        17,327,249

  Net Income                   --          --            --          811,831     --           --           --           811,831

  Treasury Stock Purchases     --          --            --            --          166      (10,790)       --           (10,790)

  Treasury Stock Issued to
    Directors                  --          --            --            --         (308)      20,020        --            20,020

Unrealized Holding Gain For
Securities                     --          --            --            --        --           --         469,732        469,732
                            --------  ----------- ------------- -------------- -------- ------------- ------------ -------------

Balance, December 31, 1994   178,430     178,430    17,355,872     1,103,532     7,464     (489,524)     469,732     18,618,042

  Net Income                   --          --            --        1,510,180     --           --           --         1,510,180

  Treasury Stock Purchases     --          --            --            --          238      (15,470)       --           (15,470)

  Treasury Stock Issued to
    Directors                  --          --            --            --         (286)      19,920        --            19,920

Unrealized Holding Gain For
Securities                     --          --            --            --        --           --         502,587        502,587
                            --------  ----------- ------------- -------------- -------- ------------- ------------ -------------

Balance, December 31, 1995   178,430   $ 178,430   $17,355,872   $ 2,613,712     7,416   $ (485,074)   $ 972,319    $20,635,259
                            ========  =========== ============= ============== ======== ============= ============ =============


The accompanying notes are an integral part of these consolidated statements.

                        TOWER PROPERTIES COMPANY

               NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.  BUSINESS:

Tower Properties Company (the Company) is primarily engaged in owning, developing, leasing and managing real property located in Johnson County, Kansas, and Clay and Jackson County, Missouri. Substantially all of the improved real estate owned by the Company and its subsidiaries consists of office buildings, apartment complexes, a warehouse/office facility and automobile parking lots and garages.

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

Principles of Consolidation
---------------------------

The consolidated financial statements include the accounts of the Company and its majority-owned subsidiary. All significant intercompany accounts and transactions have been eliminated. Certain reclassifications have been made to conform prior year financial statements to the 1995 presentation.

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. The Company's accounting policies conform to generally accepted accounting principles.

Depreciation and Amortization
-----------------------------

Depreciation is charged to operations using straight-line and accelerated methods over the estimated asset lives as follows:

      Commercial office & warehouse buildings          18-65 years<F*>
      Apartments                                        8-40 years
      Parking facilities                               15-45 years
      Equipment and furniture                           3-20 years
      Tenant leasehold improvements                     1-20 years

<F*> Certain components of the Commerce Tower office building are depreciated over 65 years. The original weighted average life of all components was 38 years.

Maintenance and repairs are charged to expense as incurred. The cost of additions and betterments are capitalized. The cost of assets retired or sold and the related accumulated depreciation are removed from the applicable accounts and any gain or loss is recognized as income or expense. Fully depreciated assets are retained in the accounts until retired or sold.

The amount of accumulated amortization on tenant leasehold improvements was $5,080,459 and $4,169,087 at December 31, 1995 and 1994, respectively.

Revenue Recognition
-------------------

Rental revenue is recognized on a straight-line basis over the term of individual leases.

Real Estate Held for Sale
-------------------------

Revenue is recorded on the sale of real estate when title passes to the buyer. All land sales are to builders for cash or short-term notes receivable. The Company's real estate held for sale is recorded at cost which does not exceed its estimated realizable value. In 1994, the Company eliminated its valuation reserve for real estate held for sale. In the opinion of management, the reserve of $289,757 was no longer deemed necessary due to current market conditions.

Statements of Cash Flows
------------------------

Interest payments were $1,832,288, $1,487,051 and $1,008,530 for the years ended December 31, 1995, 1994 and 1993, respectively. The Company paid income taxes of $496,146, $440,664, and $660,028 for the years ended December 31, 1995, 1994 and 1993, respectively.

Earnings Per Share
------------------

Earnings per share have been calculated based on the weighted average common shares outstanding during each period.

New Accounting Pronouncements
-----------------------------

The Financial Accounting Standards Board has issued Statement of Financial Accounting Standards (SFAS) No. 121, "Accounting for the impairment of long-lived assets to be disposed of". This new standard provides a framework for evaluating the reliability of the Company's investments in long-lived assets and adoption of this standard is required in 1996. At this time, the Company does not anticipate adoption of the standard will have a material impact on its financial position.

3.  RENTAL INCOME PROPERTY:

Major classes of rental income property owned by the Company at December 31, 1995 and 1994 are as follows:

                                                                                 Accumulated
                                                             Cost                Depreciation                 Net
                                                             ----                ------------                 ---
     December 31, 1995--
Commercial office & warehouse buildings                  $ 38,556,983            $ 16,177,608            $ 22,379,375
Apartments                                                 19,096,504               3,512,640              15,583,864
Parking facilities                                          4,867,767               1,801,928               3,065,839
                                                          -----------              ----------              ----------
                                                         $ 62,521,254            $ 21,492,176            $ 41,029,078
                                                          ===========              ==========              ==========

                                                                                 Accumulated
                                                             Cost                Depreciation                 Net
                                                             ----                ------------                 ---
     December 31, 1994--
Commercial office & warehouse buildings                   $29,133,088             $15,649,217            $ 13,483,871
Apartments                                                 19,016,585               3,082,469              15,934,116
Parking facilities                                          4,867,767               1,700,962               3,166,805
                                                          -----------              ----------              ----------
                                                         $ 53,017,440            $ 20,432,648            $ 32,584,792
                                                          ===========              ==========              ==========

4.  PENSION PLAN:

The Company sponsors a defined benefit pension plan covering substantially all employees not covered in collective bargaining agreements. The plan's assets are primarily invested in fixed income securities. The Company's funding policy is to make annual contributions as required by applicable regulations.

The following table sets forth the Company pension plan's funded status at the measurement dates of October 1, 1995 and 1994:

                                                    1995           1994
                                                    ----           ----

    Fair value of plan assets                    $ 516,506      $ 449,691
                                                   =======       ========

    Accumulated benefit obligation               $ 524,997      $ 381,351
                                                   =======       ========

    Vested benefit obligation                    $ 509,642      $ 372,781
                                                   =======       ========

    Projected benefit obligation                 $ 625,652      $ 477,058
                                                   =======       ========

    Projected benefit obligation in
       excess of plan assets                     $( 99,666)     $ (11,201)
    Unrecognized prior service cost                 22,240         32,092
    Unrecognized transitional obligation          ( 10,550)      ( 13,234)
    Unrecognized net loss (gain)                    24,380       ( 90,764)
                                                    ------         ------
    Accrued pension liability                    $( 63,596)     $ (83,107)
                                                   =======         ======

Assumptions used in calculation:
                                                     1995           1994           1993
                                                     ----           ----           ----

    Expected long-term rate of return                7.75%          7.75%          7.75%
    Discount rate                                    6.25%          7.25%          5.75%
    Salary increase                                  3.82%          4.50%          4.50%
    Pension cost consists of:
       Service cost                               $ 13,474       $ 16,712       $ 20,717
       Interest cost                                31,848         30,738         31,403
       Actual return on plan assets                (75,214)        12,651        (46,922)
       Net amortization (deferral)                  38,821        (42,795)         8,330
                                                    ------        -------          -----

    Net periodic pension cost                     $  8,929       $ 17,306       $ 13,528
                                                     =====         ======         ======

Substantially all of the Company's union employees are covered by union-sponsored, collectively-bargained, multi-employer pension plans. Tower contributed $8,577, $29,368 and $38,391 in 1995, 1994 and 1993, respectively, to such plans. The contributions were determined in accordance with the provisions of negotiated labor contracts and are based on the number of hours worked.

5.  MORTGAGE NOTES PAYABLE:

Mortgage notes payable, secured by rental income property with a net book value of approximately $23,615,000 and an assignment of certain leases and related revenue, consist of the following:

                                                              December 31,                  December 31,
                                                                  1995                          1994
                                                                  ----                          ----
    8-1/2%, principal and interest payable
       $66,388 monthly, until April, 2013                    $  7,213,504                   $ 7,388,840
    7-7/8%, principal and interest payable
       $24,660 monthly, until February,
       2009                                                     2,412,052                     2,513,634
    7-1/2%, principal and interest payable
       $32,224 monthly, until February,
       2014                                                     3,821,909                     3,918,006
    9%, principal and interest payable
       $37,458 monthly, until December,
       2012                                                     3,906,718                     4,000,000
    8%, principal and interest payable
       $16,311 monthly, until December,
       2015                                                     1,946,689                          -
                                                                ---------                     ---------
                                                             $ 19,300,872                   $17,820,480
                                                               ==========                    ==========

Minimum mortgage note principal payments required over the next five years and thereafter are as follows:

        1996                                      $    547,797
        1997                                           594,692
        1998                                           645,618
        1999                                           700,924
        2000                                           760,988
        Thereafter                                  16,050,853
                                                   -----------
                                                  $ 19,300,872
                                                   ===========

6.  INCOME TAXES:

Deferred income taxes are determined based on the difference between the financial statement and tax basis of assets and liabilities using the enacted tax rate.

The Company's effective income tax rate differed from the statutory federal income tax rate primarily due to the following:

                                                                1995            1994           1993
                                                                ----            ----           ----
   Statutory federal income tax rate                            34.0%          34.0%          34.0%
   Tax effect of:
      Dividend exclusion                                        (1.4)          (2.0)          (4.0)
      Minority interest                                          1.2            2.3            3.1
      State income taxes,
        net of federal benefit                                   3.1            2.2            4.3
      Other                                                     (1.5)          (0.6)          (1.3)
                                                                -----          -----          -----
   Effective Income Tax Rate                                    35.4%          35.9%          36.1%
                                                                =====          =====          =====

As a result of adopting the provisions of SFAS No. 109, the Company recognized a $152,000 increase in consolidated net income from the cumulative effect of a change in accounting for income taxes as of January 1, 1993.

The tax effect of temporary differences giving rise to the Company's net deferred income tax liability at December 31, 1995 and 1994, is as follows:


                                                                 December 31,
                                                                 ------------
                                                               1995          1994
                                                               ----          ----
Deferred tax assets:
   Amortization of leasehold improvements                $    661,799    $   441,009
   Pension                                                     19,732         35,522
   Vacation                                                    24,613         25,709
   Contested real estate taxes                                 52,132         38,182
                                                              -------        -------
                                                              758,276        540,422
                                                              -------        -------

Deferred tax liabilities:
   Depreciation on rental income property,
      equipment and furniture                              (1,181,206)    (1,181,008)
   Unrealized holding gain for securities                    (549,527)      (265,495)
   Other                                                      (35,614)       (35,614)
   Accrued rent receivable                                   (222,717)      (203,436)
                                                             ---------      ---------
                                                           (1,989,064)    (1,685,553)
                                                           -----------    -----------
Net deferred income tax liability                        $ (1,230,788)   $(1,145,131)
                                                           ===========    ===========

The Company did not record any valuation allowance against deferred tax assets at December 31, 1995 and 1994.

7.  ACQUISITIONS:

On December 15, 1995, the Company purchased the 6601 College Boulevard commercial office building assets for $7,700,000. 6601 College Boulevard is a six-story, 101,200 square foot commercial office building located in Overland Park, Kansas.

On June 30, 1995, the Company purchased the 9200 Cody warehouse/office facility assets for $2,600,000. The property is a 93,900 square foot warehouse/office facility located in Overland Park, Kansas.

On July 15, 1994, the Company purchased the Barkley Place commercial office building assets for $5,900,000 and assumed liabilities of $78,049. Barkley Place is a six-story, 95,000 square foot commercial office building located in Overland Park, Kansas.

On September 30, 1993, the Company purchased the Peppertree apartment assets for $5,800,000 and assumed liabilities of $80,993. The property is a 162-unit apartment complex located in Merriam, Kansas.

The following unaudited pro forma summary combines the results of operations of the Company as if the acquisition of 6601 College had occurred at January 1, 1995, after giving effect to certain adjustments, including additional interest expense, depreciation and amortization and related income tax effects.


                                                         Unaudited
                                                         ---------
                                                     Fiscal Year 1995
                                                     ----------------
Total revenue                                             $13,957,746
Net income                                                  1,525,300
         Earnings per common share                               8.93

This pro forma information does not purport to be indicative of the results that actually would have been obtained if the operations had been combined during the period and is not intended to be a projection of future results.

8.  OTHER RELATED PARTY TRANSACTIONS:

The Company received rent, fees, and other income from Commerce Bank, N.A. and Commerce Bancshares, Inc. (Commerce) and its subsidiaries of $1,000,900, $1,012,620 and $753,272 in 1995, 1994, and 1993, respectively.

The Company owns 61,684 shares of Commerce common stock, which is shown as a related party investment in the accompanying consolidated balance sheet. There are common officers and directors of the Company and Commerce.

The Company adopted SFAS No. 115 in the first quarter of 1994. Under the provisions of SFAS No. 115, the investment in Commerce common stock was recorded at fair market value, and the unrealized gain is reflected as a separate component of equity.

The Company has a $15,000,000 line of credit with a variable interest rate equal to one and one half percent (1-1/2%) in excess of the Fed Funds rate, floating with Commerce. At December 31, 1995, $1,143,141 was available under this line of credit, and the interest rate was 6.23%. The line requires monthly interest payments and expires March 1, 1996. Interest expense paid to Commerce was $330,900, $366,000, and $340,000 for the years ended December 31, 1995, 1994 and 1993, respectively. The weighted short term borrowing rate was 7.84% in 1995.

9.  CONTINGENCIES:

Congress passed the Americans With Disabilities Act (the Act) of 1990 which became effective January 26, 1992. The Act contains provisions for building owners to provide persons with disabilities with accommodations and access equal to, or similar to, that available to the general public. Management cannot estimate the eventual impact of the Act on the financial condition of the Company since certain provisions of the Act are open to interpretation. The Company is implementing the requirements of the Act that are readily achievable and will not constitute an undue burden on the Company. During 1995 and 1994, the Company made modifications to certain properties at a cost of approximately $1,700 and $2,300, respectively.

10.  QUARTERLY FINANCIAL DATA (Unaudited):


                                     1995 Quarters                                            1994 Quarters
                   -----------------------------------------------------     -----------------------------------------------------
                      First        Second         Third        Fourth           First        Second         Third        Fourth
------------------------------------------------------------------------     -----------------------------------------------------
Revenue             3,168,714     3,224,200     3,315,985     3,443,983       2,799,168     2,673,883     3,003,354     3,220,713
Net income            432,589       364,696       367,743       345,152         271,522       109,101       119,305       311,903
------------------------------------------------------------------------     -----------------------------------------------------

Earnings per share:      2.53          2.13          2.15          2.02            1.59          0.64          0.70          1.83
------------------------------------------------------------------------     -----------------------------------------------------

Market price per
  share:            $      65    $       65    $       65    $       75      $       65    $       65    $       65    $       65
------------------------------------------------------------------------     -----------------------------------------------------

                        REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS


To the Board of Directors of
Tower Properties Company:

We have audited the accompanying consolidated balance sheets of Tower Properties Company (a Missouri corporation) and subsidiary as of December 31, 1995 and 1994, and the related consolidated statements of income, stockholders' investment and cash flows for each of the three years in the period ended December 31, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Tower Properties Company and subsidiary as of December 31, 1995 and 1994, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1995, in conformity with generally accepted accounting principles.

As discussed in Note 6, the Company changed its method of accounting for income taxes effective January 1, 1993. As discussed in Note 8, the Company changed its method of accounting for investments effective January 1, 1994.

Our audit was made for the purpose of forming an opinion on the basic financial statements taken as a whole. The accompanying Schedule III is presented for purposes of complying with the Securities and Exchange Commission's rules and is not part of the basic financial statements. This schedule has been subjected to the auditing procedures applied in the audit of the basic financial statements and, in our opinion, fairly states in all material respects the financial data required to be set forth therein in relation to the basic financial statements taken as a whole.



                                         /s/ Arthur Andersen LLP

                                         Arthur Andersen LLP

Kansas City, Missouri
February 23, 1996

                   MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                FINANCIAL CONDITION AND RESULTS OF OPERATIONS


Liquidity and Capital Resources
-------------------------------

The Company's principal assets consist of real estate holdings which are not liquid assets. Real estate holdings include office buildings, apartment complexes, a warehouse/office facility, parking facilities and land held for future sale. The principal source of funds generated internally is income from operations. The principal source of external funds is long term debt and a line of credit with Commerce Bank, N.A. The Company has not experienced liquidity problems during the twelve months ended December 31, 1995. On June 30, 1995, the Company acquired the 9200 Cody warehouse/office facility located in Overland Park, Kansas for $2,600,000. The Company used $2,600,000 of the line of credit with Commerce Bank, N.A. to acquire the property. In November, 1995, a $1,950,000 twenty-year term mortgage loan was secured for this property with State Farm Insurance. The proceeds from this loan were used to reduce the line of credit with Commerce Bank, N.A. On December 15, 1995, the Company acquired the 6601 College Boulevard commercial office building, located in Overland Park, Kansas, for $7,700.000. The Company used $7,700,000 of the line of credit with Commerce Bank, N.A. to make this purchase. The Company is arranging permanent financing from Nationwide Insurance. This mortgage will have a twenty-year amortization term and bear interest at a fixed rate of 7.40%. The loan will close during first quarter of 1996, and the proceeds of this loan will be used to reduce the line of credit.

                          Year Ended December 31, 1995
               Compared with the Year Ended December 31, 1994

Results of Operations
----------------------

Rental income increase 18% during 1995, primarily due to increased occupancy in the Commerce Tower Building, increased revenue from parking operations, the acquisition of the 9200 Cody warehouse/office facility effective June 30, 1995, and the acquisition of the 6601 College Boulevard commercial office building on December 15, 1995. Occupancy in the Commerce Tower was 92%. The Barkley Place office building was 86% leased. Both the 9200 Cody warehouse/office facility and the 6601 College Boulevard commercial office building were 100% leased under triple net leases. The New Mark garden apartments were 97% leased, Hillsborough Apartments were 94% leased and Peppertree Apartments were 95% leased at year end. The increase in parking revenues in 1995 is primarily due to an increase in occupancy in both the 710 and 711 Main Garages.

A decision by management to sub-contract engineering services in the Commerce Tower and 811 Main buildings in September, 1994 accounts for the decrease in management and service fees income and salaries and employee benefit expense.

The sale of the remaining ten single family lots located in the New Mark sub-division and 33.5 acres of undeveloped land in 1994 compared to the sale of a 6 acre tract sold in 1995 accounts for the decrease in real estate sales and cost of real estate sold.

The sub-contracted engineering costs of $284,165, repairs to chillers, the cleaning and sealing of the exterior precast panels of the Commerce Tower building and the acquisition of the Barkley Place office building on July 15, 1994 offset by the painting and repairs of Hillsborough, New Mark and Peppertree apartment complexes in 1994, are primarily responsible for the increase of $225,076 in maintenance and repairs. The increase in depreciation and taxes other than income is a direct result of the acquisition of the Barkley Place and 6601 College Boulevard office buildings
and the 9200 Cody warehouse/office facility   The decrease in utilities is
primarily due to milder weather conditions in 1995.

The increase in related party interest expense is a result of the use of the line of credit with Commerce Bank, N.A. to acquire the 9200 Cody warehouse/office facility on June 30, 1995 and the 6601 College Boulevard commercial office building on December 15, 1995. The increase in other interest expense is a result of the interest expense incurred on the $4,000,000 Barkley Place Office building loan funded December 23, 1994, and the 9200 Cody warehouse/office facility mortgage loan of $1,950,000 funded November 21, 1995.

The increase in amortization of leasehold improvements is primarily due to expenditures for the Commerce Tower and Barkley Place tenant improvements which are being amortized over the life of the respective leases. The decrease in professional fees and other expenses is primarily due to the expenses incurred in connection with the land lease on the land at 6th and Main Streets, the future construction of a downtown parking garage and the legal fees related to the operating engineers union negotiations in 1994.

                         Year Ended December 31, 1994
                  Compared with the Year Ended December 31, 1993

Results of Operations
---------------------

Increased revenue from parking operations and the acquisition of the Peppertree apartment complex and the Barkley Place office building on September 30, 1993 and July 15, 1994, respectively, are primarily responsible for the increase in rental income of 18% during 1994. Occupancy in the Commerce Tower was 92% at December 31, 1994 compared to 78% in 1993. This increase in occupancy is a result of leasing of approximately 45,000 square feet of rental space in the last quarter of 1994. The Barkley Place office building was 96% leased, New Mark garden apartments were 94% leased, Hillsborough Apartments were 90% leased, and Peppertree apartments were 98% leased at year end. The increase in parking revenues in 1994 is primarily due to an increase in occupancy in both the 710 and 811 Main Garages and taking over the operation of the 711 Main Garage in October, 1994.

A decision by management during the last quarter of 1994 to contract the operating engineering services in the Commerce Tower and 811 Main buildings accounts for the decrease in management and service fees. The reduction of the employees required to perform the engineering duties and related expenses offset in part by severance paid to the terminated engineers, is primarily responsible for the decrease in salaries and employee benefits.

The sale of the remaining ten single family lots located in the New Mark division and 33.5 acres of undeveloped land accounts for the significant increase in real estate sales and cost of real estate sold. In 1994, the Company eliminated its valuation reserve for real estate held for sale. In the opinion of management, the reserve was no longer deemed necessary due to current market conditions.

The increase in repairs and maintenance is primarily due to the painting and repair expenses incurred in 1994 for the Hillsborough, New Mark and Peppertree apartment complexes offset by the 1993 repairs to the swimming pool and clubhouse of New Mark Apartments and the painting and concrete repairs to 710 Main Parking Garage. The increase in depreciation, taxes other than income and utilities of $440,038 is a direct result of the acquisition of the Peppertree apartment complex and the Barkley Place office building.

The increase in related party interest expense relates to the use of the line of credit with Commerce Bank, N.A. to acquire the Barkley Place office building on July 15, 1994. The increase in other interest expense is a result of the interest expense incurred on the $2,600,000 New Mark Apartment mortgage loan funded January 13, 1994 and the Peppertree Apartment mortgage funded January 27, 1994, offset by the retirement of the 1992 mortgage on the New Mark Apartments on January 13, 1994.

Large expenditures for Commerce Tower tenant improvements which are being amortized over the life of the respective leases accounts primarily for the increase in amortization of leasehold improvements. The increase in professional fees includes accounting and legal fees incurred in connection with the filing requirements of the Securities and Exchange Act of l934 for the acquisition of Barkley Place and the possible construction of a downtown parking garage. Other professional fees included legal fees incurred in connection with the Rodeway land lease, a Downtown parking facility and the union contract negotiations with the operating engineers and the subsequent change to utilizing contract labor. The increase in leasing, advertising and other expenses is primarily due to the acquisition of the Peppertree apartments in October, 1993 and Barkley Place office building in July, 1994.

                        Impact of Accounting Changes

Refer to footnotes six and eight in the notes to the consolidated financial statements for a discussion of the new accounting standards.

                           Environmental Issues

Due to governmental regulations regarding asbestos and the uncertainty surrounding the advantages and disadvantages of asbestos removal, Tower Properties Company will continue to monitor the status of asbestos in its commercial office buildings and will take appropriate action when required.

The cost to remove all asbestos from properties owned by Tower Properties Company has not been determined; however, these removal costs could have a significant adverse impact on the future operations and liquidity of Tower Properties Company.

                      Americans With Disabilities Act

Congress passed the Americans With Disabilities Act (the Act) of 1990 which became effective January 26, 1992. The Act contains provisions for building owners to provide persons with disabilities with accommodations and access equal to, or similar to, that available to the general public. Management cannot estimate the eventual impact of the Act on the financial condition of the Company since certain provisions of the Act are open to interpretation. The Company is implementing the requirements of the Act that are readily achievable and will not constitute an undue burden on the Company. During 1995, the Company made modifications to certain properties at a cost of approximately $1,700.


                                                TOWER PROPERTIES COMPANY

                                                SELECTED FINANCIAL DATA

                                           Twelve Months Ending December 31,


                                 -----------------------------------------------------------------------------------------
                                     1995              1994               1993               1992               1991
                                 -----------------------------------------------------------------------------------------
Total Revenue                    $13,152,882        $11,697,118        $ 9,870,654        $ 8,913,457        $ 9,289,741
Net Income                         1,510,180            811,831            495,492            272,210            221,498
Earnings Per Common Share               8.84               4.75               2.90               1.58               1.26
Dividends Per Common Share             --                 --                 --                 --                  0.50
Mortgages Notes Payable           19,300,872         17,820,480         10,313,193          2,967,547          5,035,017
Net Equity                        20,635,259         18,618,042         17,327,249         16,818,887         16,780,388
Total Assets                      56,504,061         42,497,944         36,669,540         32,938,994         23,995,311

                                              TOWER PROPERTIES COMPANY

                                     REAL ESTATE AND ACCUMULATED DEPRECIATION

                                                SCHEDULE III


                                                                                  Cost Capitalized         Gross Amount at Which
                                                                                    Subsequent to             Carried at Close
                                                   Initial Cost to Company           Acquisition                 of Period
                                                  --------------------------   -----------------------    ------------------------
                                                               Buildings and                  Carrying               Buildings and
      Description-(C)           Encumbrances         Land      Improvements    Improvements     Costs        Land    Improvements
      ---------------           ------------         ----      ------------    ------------     -----        ----    ------------
COMMERCIAL OFFICE BUILDINGS
  Commerce Tower                            0        919,920      18,133,895         51,721        0        919,920     18,185,616
  811 Main                                  0        596,387       2,553,247        198,764        0        608,355      2,740,043
  Barkley Place                     3,906,718        871,000       4,943,000          2,895        0        871,000      4,945,895
  6601 College Boulevard                    0      1,000,000       5,950,000                              1,000,000      5,950,000
  9200 Code Warehouse/office        1,946,689        296,850       2,174,150                                296,850      2,174,150
  Other Rental Properties                   0        581,461         283,693              0        0        581,461        283,693
                                  -----------     ----------     -----------      ---------   ------     ----------     ----------
Sub-Total                           5,853,407      4,265,618      34,037,985        253,380        0      4,277,586     34,279,397

APARTMENTS
  New Mark Apartments, 210 Units    2,412,052         19,768       3,797,495        167,610        0         19,768      3,965,105
  Hillsborough Apartments,
    261 Units                       7,213,504      1,161,740       8,485,514         71,025        0      1,161,740      8,556,539
  Peppertree Apartments,
    162 Units                       3,821,909        833,243       4,554,674          5,435        0        833,243      4,560,109
                                  -----------     ----------     -----------      ---------   ------     ----------     ----------
Sub-Total                          13,447,465      2,014,751      16,837,683        244,070        0      2,014,751     17,081,753

PARKING FACILITIES
  710 Main                                  0        286,361         672,655          4,974        0        350,349        613,641
  811 Main                                  0        149,096         614,122        599,857        0        149,096      1,213,979
  Surface lots & 9th &
    Walnut Garage                           0      1,869,257          81,000        590,445        0      2,459,702         81,000
                                  -----------     ----------     -----------      ---------   ------     ----------     ----------
Sub-Total                                   0      2,304,714       1,367,777      1,195,276        0      2,959,147      1,908,620
                                  -----------     ----------     -----------      ---------   ------     ----------     ----------
TOTALS                             19,300,872      8,585,083      52,243,445      1,692,726        0      9,251,484     53,269,770
                                  ===========     ==========     ===========      =========   ======     ==========     ==========




                                                                                                       Life
                                                                                                     on Which
                                                                                                    Depreciation
                                                                                                     in Latest
                                                                                                       Income
                                                 Accumulated       Date of         Date               Statement
                                     Total       Depreciation    Construction    Acquired            is Computed
                                     -----       ------------    ------------    --------            -----------
COMMERCIAL OFFICE BUILDINGS
  Commerce Tower                   19,105,536     13,463,798         1965           1971            18 to 65 Years
  811 Main                          3,348,398      2,163,465         1959           1972               45 Years
  Barkley Place                     5,816,895        226,692         1988           1994               40 Years
  6601 College Boulevard            6,950,000         15,174         1979           1995               40 Years
  9200 Code Warehouse/office        2,471,000         29,260         1973           1995               40 Years
  Other Rental Properties             865,154        279,219        Various        Various          10 to 40 Years
                                  -----------    -----------
Sub-Total                          38,556,983     16,177,608

APARTMENTS
  New Mark Apartments, 210 Units    3,984,873      2,544,844       1969/1977      1971/1977          8 to 40 Years
  Hillsborough Apartments,
    261 Units                       9,718,279        683,763         1985           1992               40 Years
  Peppertree Apartments,
    162 Units                       5,393,352        284,033         1986           1993               40 Years
                                  -----------    -----------
Sub-Total                          19,096,504      3,512,640

PARKING FACILITIES
  710 Main                            963,990        514,826         1959           1972               45 Years
  811 Main                          1,363,075      1,124,645         1959           1972            15 to 45 Years
  Surface lots & 9th &
    Walnut Garage                   2,540,702        162,457        Various         1989               20 Years
                                  -----------    -----------
Sub-Total                           4,867,767      1,801,928
                                  -----------    -----------
TOTALS                             62,521,254     21,492,176
                                  ===========    ===========

                        TOWER PROPERTIES COMPANY

                          NOTES TO SCHEDULE


(A)   An analysis of Rental Income Property for the three years ended
      December 31, 1995 follows:


     Balance, December 31, 1992                $ 41,580,023
        Additions during period -
           Land                                   1,084,983
           Building                               4,404,151
                                                 ----------
     Balance, December 31, 1993                  47,069,157
        Additions during period -
           Land                                     999,848
           Building                               4,948,435
                                                 ----------
     Balance, December 31, 1994                  53,017,440
       Additions during period -
           Land                                   1,302,060
           Building                               8,201,754
                                                 ----------
     Balance, December 31, 1995                $ 62,521,254
                                                ===========

(B)   An analysis of accumulated depreciation reserves applicable to Rental
      Income Property for the three years ending December 31, 1995:


     Balance, December 31, 1992                $ 18,568,637
        Additions during period -
           Provision for depreciation               878,891
                                                 ----------
     Balance, December 31, 1993                  19,447,528
        Additions during period -
           Provision for depreciation               985,120
                                                 ----------
     Balance, December 31, 1994                  20,432,648
        Additions during period -
           Provision for depreciation             1,059,528
                                                 ----------
     Balance, December 31, 1995                $ 21,492,176
                                                 ==========

(C) All of the real estate is located in Johnson County, Kansas, and Clay and Jackson County, Missouri.

(D) There are no significant differences in the aggregate cost basis of the real estate for federal income tax purposes and financial reporting purposes.

DIRECTORS

James M. Kemper, Jr.
Chairman, President and Chief Executive Officer of Tower Properties Company

Benjamin F. Bryan
Executive Vice President, Tower Properties Company

David W. Kemper
Chairman, President and Chief Executive Officer, Commerce Bancshares, Inc., a bank holding company

Jonathan M. Kemper
Vice Chairman, Commerce Bancshares, Inc., a bank holding Company and Chairman and Chief Executive Officer, Commerce Bank, N.A.

Brian D. Everist
President, Intercontinental Engineering Manufacturing Corporation

Neil T. Douthat
Managing Director-Investments and Resident Manager, Piper, Jaffray Inc.


OFFICERS

James M. Kemper, Jr.
Chairman, President and Chief Executive Officer

Benjamin F. Bryan
Executive Vice President

Chester A. Wittwer, Jr.
Vice President and Secretary

Margaret V. Allinder
Assistant Secretary

                              PRINCIPAL REAL ESTATE OF
                              TOWER PROPERTIES COMPANY

Commerce Tower Building                             30-story office building, 911 Main Street

Barkley Place Office Building                       6-story office building, 10561 Barkley

811 Main Building                                   230,000 rentable square feet office building
                                                    and 530 car parking garage

6601 College Boulevard Office Building              6-story office building, 6601 College Blvd.

9200 Cody Warehouse/Office Facility                 93,900 square feet warehouse/office facility

710 Main Parking Garage                             740 car parking garage

New Mark Apartment Complex                          210 apartments, located at 100th
                                                    and North Oak Streets

New Mark Subdivision                                400 acres of residential and commercial
                                                    land in the area of 100th and North Oak
                                                    Streets

Texaco Service Station                              Land and improvements located at 6th
                                                    and Main Streets

Motor Hotel Site                                    Land and leasehold improvements from
                                                    6th to 8th Streets on east side of
                                                    Main Street

Downtown Kansas City Vacant Land                    6th Street to 7th Street, Baltimore to
                                                    Wyandotte Streets and a block of land
                                                    located on the corner of 8th and
                                                    Wyandotte Streets

908-910 Walnut                                      Approximately 7,400 square feet of
                                                    retail space

9th and Walnut                                      Property located at the southwest corner
                                                    of Ninth and Walnut and a two-story
                                                    parking facility located at the northwest
                                                    corner of Ninth and Walnut

Hillsborough Apartment Complex                      261 garden apartments and an additional 68
                                                    apartments to be completed in May, 1996
                                                    located at 5401 Fox Ridge Drive

Peppertree Apartment Complex                        162 garden apartments, located at
                                                    6800 Antioch

All of the real estate is located in Johnson County, Kansas, and Clay and Jackson County, Missouri.